Fund #041, Global Income Trust

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	Class A	4,341
	Class B	1,135
	Class C	55

72DD2	Class M	1,367


73A1	Class A	0.4450
	Class B	0.3530
	Class C	0.3580

74A2	Class M	0.4120


74U1	Class A	9,495
	Class B	3,289
	Class C	185

74U2	Class M	3,057


74V1	Class A	12.65
	Class B	12.61
	Class C	12.62

74V2	Class M	12.58